Exhibit (h)(2)(ii)

NEUBERGER BERMAN INCOME FUNDS

INVESTOR CLASS

ADMINISTRATION AGREEMENT

SCHEDULE A

The Investor Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Core Bond Fund

Neuberger High Income Bond Fund

Neuberger Municipal Intermediate Bond Fund

Date: February 28, 2026

NEUBERGER BERMAN INCOME FUNDS

INVESTOR CLASS

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Investor Class Administration Agreement shall be:

(1)	For the services provided to the Investor Class of a Series and its shareholders (including amounts paid to third parties), 0.27% per annum of the average daily net assets of the Investor Class of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017